ASSET PURCHASE AGREEMENT

among

APPLIED UV, INC.

STERILUMEN, INC.

and

JJS TECHNOLOGIES, LLC

KES SCIENCE & TECHNOLOGY, INC.

John J. Hayman Jr.

John J. Hayman, III

Scott Hayman

dated as of

September 28, 2021

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 28, 2021, is entered into by and among Applied UV, Inc., a Delaware corporation having its principal place of business at 150 N. Macquesten Parkway, Mount Vernon, NY 10550 (“Parent”) and SteriLumen, Inc., a New York corporation having its principal place of business at 8480 East Orchard Road, Suite 2400, Greenwood Village, Colorado 80111 (“Purchaser”), on the one hand and JJS Technologies, LLC, a Georgia limited liability company having its principal place of business at 3625 Kennesaw North Industrial Parkway, Kennesaw, Georgia 30144 (“JJS”), KES Science & Technology, Inc., a Georgia corporation having its principal place of business at 3625 Kennesaw North Industrial Parkway, Kennesaw, Georgia, 30144 (“KES S&T”), John J. Hayman Jr. (“JH2”), John J. Hayman, III (“JH3”) and Scott Hayman (“SH”) on the other. Each of JJS and KES S&T are referred to herein as a “Seller” and collectively as “Sellers.” Each of JH2, JH3 and SH are referred to herein as a “Principal” and collectively as “Principals.” Each party may be individually referred to as a “Party,” and all parties may be collectively referred to as the “Parties.”

RECITALS

WHEREAS, Sellers wish to sell to Purchaser, the wholly-owned subsidiary of Parent, and Parent and Purchaser wish Purchaser to purchase and assume from Sellers, substantially all of the assets of Sellers, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

Any capitalized terms not defined in this Article I have the meanings given to them in the respective section contained in this Agreement in which the first appear. The following terms have the meanings specified or referred to in this Article I:

“Acquired Assets” has the meaning set forth in Section 2.01(q).

“Acquired Bank Account” has the meaning set forth in Section 3.02(a)(x).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, whether civil, criminal, administrative, regulatory, or otherwise, and whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the Preamble.

“Airocide” means the AiroCide™ Air Quality-Improvement™ System.

“Allocation Schedule” has the meaning set forth in Section 2.04.

“Assigned Contracts” means the Contracts listed on Exhibit G.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Basket Amount” has the meaning set forth in Section 7.02(b).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(p).

“Building” means the building located at 3625 Kennesaw North Industrial Parkway, Kennesaw, Georgia 30144.

“Business” means, collectively, (i) JJS’s operations related to its AiroClean420 line of products in the cannabis industry and the catalyst business (required in all AiroCideTM and AiroClean420 products), and (ii) KES S&T’s operations related to its misting business and its AiroCide related business in North America.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

“Cap Amount” has the meaning set forth in Section 7.02(a).

“Cash Portion” has the meaning set forth in Section 2.03(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other legally binding agreements, commitments, and arrangements, whether written or oral.

“Counterparty” has the meaning set forth in Section 4.13.

“Current Liabilities” means the current liabilities of the Sellers set forth on Schedule 1.

“Direct Claim” has the meaning set forth in Section 7.04(c).

“Employee Benefit Program” has the meaning set forth in Section 4.17.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

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“Environmental Laws” means any Law (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health, or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant, and animal life or Losses for injury or loss of natural resources, (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or disposal of regulated substances, or (z) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any regulated substance, in each case as amended and as now or hereafter in effect.

“Excluded Assets” means the following assets owned by any Seller immediately prior to the Closing:

(a)         The Purchase Price delivered to Sellers pursuant to the provisions contained in Section 2.03;

(b)         The rights of the Parties under this Agreement;

(c)         Any and all rights and title for real property, except for any lease agreements included in the Assigned Contracts;

(d)         Any securities owned, beneficially or of record by any Seller;

(e)         Payroll and personnel records;

(f)          Each Seller’s minute books and ownership record books;

(g)         Prepaid taxes and any Tax refunds;

(h)         Each Seller’s Insurance Policies;

(i)           The Building;

(j)           Note receivables from KesAir;

(k)         Note receivables from Perishable Solutions;

(l)           Note receivable from JH2; and

(m)       any employee advances.

“FDA” has the meaning set forth in Section 4.26(a).

“FDCA” has the meaning set forth in Section 4.26(i).

“Final Reviewed Financial Statements” has the meaning set forth in Section 4.04.

“Fundamental Reps” means the representation and warranties set forth in Section 4.01, Section 4.02, Section 4.09, Section 4.17, Section 4.18, Section 4.19, Section 4.21 and Section 4.25.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

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“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Insurance Policies” has the meaning set forth in Section 4.12.

“Intellectual Property” means with respect to the Business, all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable, or unpatentable and whether or not reduced to practice), including research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances, and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names, and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations, and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including the rights of attribution, assignation, and integrity; (iv) trade secrets, confidential and/or proprietary information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals) (collectively “Trade Secrets”); (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables, and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information, and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions, and renewals or extensions of the foregoing; (viii) internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation, or other violation of any of the foregoing, including rights to recover for past, present, and future violations thereof.

“Inventory” has the meaning set forth in Section 2.01(c).

“JJS” has the meaning set forth in the Preamble.

“JJS Annual Financial Statements” has the meaning set forth in Section 4.04.

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“JJS Financial Statements” has the meaning set forth in Section 4.04.

“JJS Interim Financial Statements” has the meaning set forth in Section 4.04.

“JH3 Employment Agreement” has the meaning set forth in Section 6.03.

“KES S&T” has the meaning set forth in the Preamble.

“KES S&T Annual Financial Statements” has the meaning set forth in Section 4.04.

“KES S&T Financial Statements” has the meaning set forth in Section 4.04.

“KES S&T Interim Financial Statements” has the meaning set forth in Section 4.04.

“Knowledge” means with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, equitable doctrine, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreement” has the meaning set forth in Section 6.04.

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, incidental, or punitive damages, except in the case of fraud.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Business, or (b) the value of the Acquired Assets.

“Parent” has the meaning set forth in the Preamble.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” shall have the meaning set forth in Section 4.09.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.03(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 7.02.

“Purchaser’s Officer Certificate” means certificates from an officer of each Parent and Purchaser certifying that attached thereto are true and complete copies of (i) all resolutions adopted by the directors of Purchaser and Parent authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) an incumbency certificate, with respect to Purchaser and Parent, certifying the signatures and incumbency of authorized signatories to this Agreement and the Transaction Documents.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Securities Act” means the Securities Act of 1933, and the related regulations and rules.

“SH Employment Agreement” has the meaning set forth in Section 6.03.

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Seller Indemnities” has the meaning set forth in Section 7.03.

“Seller’s Officer Certificates” means certificates from an officer of each Seller certifying that attached thereto are true and complete copies of (i) all formation documents of each Seller, including any operating agreement, (ii) all resolutions adopted by the managers or directors, as applicable, of such Seller authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (iii) an incumbency certificate certifying, with respect to each Seller, the signatures and incumbency of authorized signatories to this Agreement and the Transaction Documents.

“Settlement Statement” has the meaning set forth in Section 3.02(ix).

“Shares” has the meaning set forth in Section 2.03(a).

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Termination of Agreements” means the Termination of Agreements, dated as of the date hereof, by and among KES S&T, KES Air Technologies, LLC, a Georgia limited liability company and the Purchaser.

“Third-Party Claim” has the meaning set forth in Section 7.04(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Lease Agreement, the Termination of Agreements and the other agreements, instruments, and documents required to be delivered at the Closing.

“Wire Transfer Instructions” has the meaning set forth in Section 3.02(a)(vi).

Article II
Purchase and Sale

Section 2.01       Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase the Acquired Assets from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances. The purchase of the Acquired Assets shall include all of Sellers’ right, title, and interest in, to, and under all of the assets, properties, and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, which relate to, or are used or held for use in connection with the Business, including the following:

(a)         all furniture, displays, fixtures, point of sale and other equipment, plant tooling, scanners, machinery, tools, vehicles, office equipment, printers, supplies, computers, and telephones, and other tangible personal property owned by any Seller;

(b)         all accounts and unbilled receivables held by any Seller, and any security, claim, remedy, or other right related to any of the foregoing to the extent not contributed as set forth on the Allocation Schedule;

(c)         all commercial and consumer products related to the Business, including work in progress, deferred cost of services, supplies, parts, and other inventories (“Inventory”);

(d)         all deposits made to manufacturers of AirocideTM and AiroClean420 products;

(e)         all cash on deposit in any Seller’s account, which shall be deposited into the Acquired Bank Account prior to the Closing;

(f)          all Assigned Contracts;

(g)         the Intellectual Property set forth on Schedule 4.11(a);

(h)         all rights to JJS’ catalysts and the cannabis industry;

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(i)           manufacturer, distributor, and customer relationships in existence on the Closing Date;

(j)           all marketing materials related to the Business;

(k)         all Permits which are held by any Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Acquired Assets to the extent such Permits are transferable;

(l)           all rights to any Actions of any nature available to or being pursued by any Seller to the extent related to the Business or the Acquired Assets, whether arising by way of counterclaim or otherwise;

(m)       all prepaid expenses, un-deposited funds, credits, advance payments, claims, security, refunds, security deposits, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such items relating to the payment of Taxes);

(n)         all of any Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Acquired Assets;

(o)         all insurance benefits, for policies held by any Seller, including rights and proceeds, arising from or relating to the Business or the Acquired Assets;

(p)         originals, or where not available, copies, of all files, books, and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, computer databases and software, customer lists, email addresses, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material, and research and files relating to the Intellectual Property, other than payroll and personnel records (“Books and Records”); and

(q)         all other assets owned by any Seller (all of any Seller’s assets set forth in clauses (a) through (n) in this Section 2.01 and more specifically described in Exhibit A shall be referred to herein as “Acquired Assets”; provided, however, Acquired Assets shall not include Excluded Assets).

Section 2.02       Liabilities. Purchaser shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities or obligations of any Seller or any of their respective Affiliates of any kind or nature whatsoever other than Liabilities of any Seller set forth in the Assigned Contracts and any Seller’s Current Liabilities.

Section 2.03       Purchase Price; Purchase Price Adjustment.

(a)         The purchase price for the Acquired Assets shall be an aggregate of (i) Four Million Three Hundred Thousand Dollars ($4,300,000) in cash (the “Cash Portion”) and (ii) three hundred thousand (300,000) unregistered shares of Parent’s common stock (the “Shares” and together with the Cash Portion, the “Purchase Price”).

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(b)         On the Closing Date, Parent shall pay the Cash Portion on behalf of Purchaser by a wire transfer of immediately available funds as set forth in Schedule 2. The Shares shall be issued by Parent pursuant to Schedule 2 on, or as soon as reasonably practicable following, the Closing Date in book-entry form; provided, however, that Parent will, immediately after the Closing, provide its transfer agent with an instruction to issue the Shares in accordance with Schedule 2 in the standard form accepted by the transfer agent.

Section 2.04       Allocation of Purchase Price. The Parties agree that the Purchase Price plus other relevant items shall be allocated among the Acquired Assets for all purposes (including Tax and financial accounting) as shown on Exhibit B (the “Allocation Schedule”). Any state or federal income tax resulting from sale of the Acquired Assets shall be the sole responsibility of the Sellers and the Principals.

Article III
Closing

Section 3.01       Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement and the Transaction Documents by the delivery and exchange of signature pages sent by e-mail and/or facsimile. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be effective as of Sellers’ close of business on the Closing Date.

Section 3.02                      Closing Deliverables.

(a)               At or before the Closing, Sellers shall deliver (or cause their respective Affiliates to deliver) to Purchaser the following:

(i)                 the Bill of Sale with Assignment and Assumption Agreement in the form of Exhibit C hereto (the “Bill of Sale”), duly executed by the Sellers;

(ii)              the Assigned Contracts duly executed by each of the parties thereto;

(iii)            the Assignment and Assumption Agreement, substantially in the form of Exhibit D (the “Assignment and Assumption Agreement”), duly executed by the Sellers;

(iv)             the SH Employment Agreement, duly executed by SH;

(v)               the JH3 Employment Agreement, duly executed by JH3;

(vi)             wire transfer instructions, executed by Sellers, which set forth the wiring information necessary for wiring funds into the accounts of one or more of the Sellers (“Wire Transfer Instructions”);

(vii)          Sellers’ Officer Certificates;

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(viii)        The Lease Agreement, duly executed by the applicable Seller

(ix)             certificates of good standing for each Seller from their respective states of formation or incorporation;

(x)               a Settlement Statement, which sets forth the amount of the Cash Portion of the Purchase Price and any other payments to be made at Closing, if any, (the “Settlement Statement”), duly executed by Sellers;

(xi)             the forms required by Synovus Bank necessary to transfer signature authority for each Seller’s bank accounts (account number 100036805) (the “Acquired Bank Accounts”) to Keyoumars Saeed, Chief Executive Officer of Purchaser, duly executed by the applicable Sellers;

(xii)          The Termination of Agreements, duly executed by KES S&T and KES Air Technologies, LLC; and

(xiii)        such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Purchaser and Sellers, as may be required to give effect to this Agreement.

(b)               At or before the Closing, Parent or Purchaser, as applicable, shall deliver to Sellers the following:

(i)                 The Cash Portion of the Purchase Price by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions;

(ii)              Evidence of the issuance of the Shares to Sellers pursuant to Schedule 2 from Parent’s transfer agent;

(iii)            the Bill of Sale, duly executed by Purchaser;

(iv)             the Assignment and Assumption Agreement, duly executed by Purchaser;

(v)               the SH Employment Agreement, duly executed by Purchaser;

(vi)             the JH3 Employment Agreement, duly executed by Purchaser;

(vii)          the Settlement Statement, duly executed by Purchaser;

(viii)        Purchaser’s Officer Certificate;

(ix)             the Lease Agreement, duly executed by Purchaser;

(x)               certificates of good standing for Parent and Purchaser from their respective states of incorporation;

(xi)             The Termination of Agreements, duly executed by Purchaser; and

(xii)          A waiver of the obligations JJH Holdings LLC under Sections 6.01(a) and 6.01(b) of the Asset Purchase Agreement, dated as of February 8, 2021, between Parent, Purchaser, Akida Holdings LLC, Simba Partners, LLC, JJH Holdings LLC and Fakhruddin Holdings FZC, executed by the Parent and the Purchaser.

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Article IV
Representations and warranties of sellers and each principal

Sellers and each Principal represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the Closing Date.

Section 4.01       Organization and Qualification of the Sellers.

(a)               JJS is a Georgia limited liability company and KES S&T is a Georgia corporation, each having its principal place of business at 3625 Kennesaw North Industrial Parkway, Kennesaw, Georgia 30144. Each Seller is licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. The only members of JJS are JH2, JH3 and SH. The only shareholders of KES S&T are JH2, JH3 and SH.

Section 4.02       Authority of the Sellers. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder, and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Documents to which such Seller is a party, the performance by each Seller of its obligations hereunder, and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, moratorium, and similar Laws affecting creditors’ remedies and rights generally. When each other Transaction Document to which any Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution, and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, moratorium, and similar Laws affecting creditors’ remedies and rights generally.

Section 4.03       No Conflicts; Consents. Except as set forth on Schedule 4.03, the execution, delivery, and performance by any Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the operating agreement, the articles of organization or other organizational documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller, the Business, or the Acquired Assets; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any Contract or Permit to which such Seller is a party or by which such party or the Business is bound or to which any of the Acquired Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Acquired Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.04       Financial Statements.

(a)               Attached hereto as Schedule 4.04 are the complete copies of

(i)                 the draft audited financial statements of KES S&T at fiscal year-end October 31 in each of the years 2019 and 2020 (the “KES S&T Annual Financial Statements”);

(ii)              the draft reviewed financial statements of KES S&T for the nine (9)-month period ending July 31, 2021 (the “KES S&T Interim Financial Statements”);

(iii)            the unaudited financial statements of JJS at fiscal year-end December 31 in each of the years 2019 and 2020 (the “JJS Annual Financial Statements”); and

(iv)             the unaudited financial statements of JJS for the seven (7)-month period ending July 31, 2021 (the “JJS Interim Financial Statements”).

(b)               For purposes of this Agreement, the KES S&T Annual Financial Statements and the KES S&T Interim Financial Statements are collectively referred to as the “KES S&T Financial Statements.” For purposes of this Agreement, the JJS Annual Financial Statements and the JJS Interim Financial Statements are collectively referred to as the “JJS Financial Statements.” The KES S&T Financial Statements and the JJS Financial Statements, in each case, reflect the results of operations and financial condition of the respective Seller for such periods and at such dates. The KES S&T Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not have a Material Adverse Effect). The KES S&T Financial Statements and the JJS Financial Statements are based on the books and records of the applicable Seller and fairly present in all material respects the financial condition and results of operations and the cash flows of each respective Seller and the Business as of the respective dates they were prepared and the results of the operations of each respective Seller and the Business for the periods indicated.

(c)               The Final Reviewed Financial Statements delivered pursuant to Section 6.10 will be substantially the same as the draft KES S&T Financial Statements, delivered to the Purchaser by KES S&T prior to the Closing Date, in all material respects.

Section 4.05       Bankruptcy. No Principal or Seller has: (i) admitted in writing an inability to pay his or its respective debts, generally as they become due; (ii) filed or consented to the filing of a petition in bankruptcy or a petition to take advantage of an insolvency act; (iii) made an assignment for the benefit of his or its creditors; (iv) consented to the appointment of a receiver for himself or itself or for the whole or any substantial part of his or its property; (v) had a petition in bankruptcy filed against him or it; or (vi) been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction.

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Section 4.06       Undisclosed Liabilities. Except as set forth on Schedule 4.06, Sellers have no Liabilities, other than the liabilities set forth in the KES S&T Interim Financial Statements and the JJS Interim Financial Statements, as applicable, and current liabilities incurred in each Seller’s ordinary course of business since the date of the KES S&T Interim Financial Statements and the JJS Interim Financial Statements, as applicable.

Section 4.07       Absence of Certain Changes, Events and Conditions. Since the date of the KES S&T Interim Financial Statements and the JJS Interim Financial Statements, as applicable, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)               occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               incurrence, assumption, or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(c)               transfer, assignment, sale, or other disposition of any of the Acquired Assets;

(d)               cancellation of any debts or claims or amendment, termination, or waiver of any rights constituting Acquired Assets;

(e)               capital expenditures singularly or in the aggregate in excess of Twenty-Five Thousand Dollars ($25,000);

(f)                imposition of any Encumbrance upon any of the Acquired Assets; or

(g)               any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08       Assigned Contracts. Each Assigned Contract is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. Neither the applicable Seller nor, to the applicable Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default by the applicable Seller under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. There are no disputes pending or, to the applicable Seller’s Knowledge, threatened under any Assigned Contract. Engineering Specialty has not (a) cancelled or otherwise terminated, or to each Seller’s and Principal’s Knowledge threatened to cancel or otherwise terminate, its relationship with Sellers, or (b) materially decreased, limited or otherwise modified, or notified any Seller or Principal that it may materially decrease, limit or otherwise modify its purchases from the Sellers. Principals have no reason to believe that the transactions contemplated by the Transaction Documents will have an adverse effect on the sale of Airocide products to Specialty Engineering.

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Section 4.09       Title to Acquired Assets. Sellers collectively have good and valid title to all of the Acquired Assets. All such Acquired Assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)               liens for Taxes not yet due and payable; and

(b)               mechanics’, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Acquired Assets.

Section 4.10       Condition of Inventory. The Inventory included in the Acquired Assets is current, merchantable, saleable, and usable in the ordinary course of business, consistent with past practice.

Section 4.11       Intellectual Property.

(a)               Schedule 4.11(a) sets forth an accurate and complete list of all of Sellers’ Intellectual Property. Schedule 4.11(a) lists the jurisdictions in which each such item of any Seller’s Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To each Seller’s Knowledge, all of such Seller’s patents are valid.

(b)               Sellers own or possess adequate rights to use all Intellectual Property necessary to carry on the Business, consistent with past practice. Each Seller has taken all commercially reasonable steps to maintain its ownership of and interest in its Intellectual Property.

(c)               Each Seller’s products and services, and the conduct of the Business as presently conducted does not infringe, violate, or constitute an unauthorized use or misappropriation of any intellectual property right or other similar right, or any contractual right, of any Person.

(d)               Each item of each Seller’s Intellectual Property that has been issued and registered in any jurisdiction by such Seller is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Intellectual Property have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

(e)               Each Seller has taken all commercially reasonable steps to protect the secrecy and confidentiality of all such Seller’s Trade Secrets.

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(f)                No Seller is, nor has been at any time, the subject of any pending or, to such Seller’s Knowledge, threatened Actions which involve a claim of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property rights of any Person, or challenge such Seller’s ownership, use, validity, or enforceability of any Intellectual Property. No Seller has received written notice of any such threatened claim and to such Seller’s Knowledge, there are no facts or circumstances that would form the basis for any such claim. To each Seller’s Knowledge, all of such Seller’s rights in and to its Intellectual Property are valid and enforceable in all material respects.

(g)               To each Seller’s Knowledge, no Person is infringing, violating, misusing, or misappropriating any of such Seller’s Intellectual Property, and no claims of such infringements, violations, misuse, or misappropriations have been made against any Person by such Seller.

(h)               No present or former employee or consultant of any Seller has any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property of such Seller. To each Seller’s Knowledge, no employee, consultant, or independent contractor of such Seller is, as a result of or in the course of such employee, consultant, or independent contractor’s engagement by such Seller, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement, or similar agreement.

Section 4.12       Insurance. Schedule 4.12 contains a (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability, and other casualty and property insurance maintained by Sellers relating to the Business or the Acquired Assets (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for each Seller since January 1, 2019. Sellers represent and acknowledge that there are no claims related to the Business or the Acquired Assets pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. No Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies are in full force and effect and enforceable in accordance with their terms.

Section 4.13       Business Relationships.

(a)               (i) No Seller has received an oral or written notice of termination of any written agreements from any of its current manufacturers, distributors, or customers (each a “Counterparty”), (ii) to each Seller’s Knowledge, there are no complaints, claims, or threats of any Counterparty against such Seller which could reasonably be expected to result in a reduction of such Seller’s revenue in excess of ten percent (10%) or more; and (iii) outside of the ordinary course of business, to each Seller’s Knowledge, there are no material service issues which may curtail the relationship of a Counterparty with such Seller.

(b)               Schedule 4.13(b) contains a complete and accurate list of all contracts of each Seller relating to the sale, business and technology of AirocideTM and AiroClean420 products and/or related services.

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(c)               To each Seller’s Knowledge, there is not any present condition which would prevent Purchaser from carrying on the Business after the Closing Date in the same manner as it is presently being carried on.

Section 4.14       Absence of Certain Business Practices. No Seller nor any member, officer, or manager, of such Seller, nor to such Seller’s Knowledge, any other Person acting on behalf of such Seller, has (i) received, directly or indirectly, any material rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any manufacturer, distributor, customer, governmental employee, or other Person with whom such Seller has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee, or other person or entity who is or may be in a position to help or hinder such Seller (or assist such Seller in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject such Seller to any Losses in any Action. No Seller, nor, to such Seller’s Knowledge, no officer or manager thereof has used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from such Seller’s funds or been reimbursed from such Seller’s funds for any such payment, or is aware that any other Person associated with or acting on behalf of such Seller has engaged in any such activities.

Section 4.15       Legal Proceedings; Governmental Orders.

(a)               There are no Actions pending or, to each Seller’s Knowledge, threatened against or by any Seller or any Principal (a) relating to or affecting the Business or the Acquired Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting any Seller or the Business.

Section 4.16       Compliance with Laws; Permits.

(a)               Since January 1, 2019, each Seller has materially complied with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets.

(b)               All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Acquired Assets have been obtained by the applicable Seller and are valid and in full force and effect. Schedule 4.16(b) contains a list of all current Permits issued to each Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets which, if not held by such Seller would result in a Materially Adverse Effect. To each Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in said list.

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Section 4.17       Employee Benefit Matters. Except as set forth on Schedule 4.17, no Seller maintains or contributes to and have not maintained or contributed to, any employee benefit plan, fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing, or deferred compensation plan or agreement, or any similar plan or agreement or any plan or arrangement providing compensation to employees or non-employee directors (an “Employee Benefit Program”). Except for the Employee Benefit Programs listed on Schedule 4.17, no Seller has obligations or liabilities with respect to any Employee Benefit Program.

Section 4.18       Employment Matters. Each Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion, and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. There are no Actions concerning the employment practices of any Seller pending or, to such Seller’s Knowledge, threatened before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect and, to each Seller’s Knowledge, no basis for any such matter exists.

Section 4.19       Environmental Matters. Each Seller is in material compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to such Seller in all material respects.

Section 4.20       Restricted Securities. Each Seller and each Principal acknowledges that the Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each Seller and each Principal is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 4.21       Status of Sellers and Principals. Each Seller and each Principal hereby represents and warrants that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Section 4.22       Investment Risk. Each Seller and each Principal is able to bear the economic risk of directly or indirectly acquiring its Shares pursuant to the terms of this Agreement, including a complete loss of its investment in the Shares. Each Seller and each Principal acknowledge that Purchaser makes no representations or warranties concerning the merits of an investment in the Shares, and each Seller and each Principal understands and acknowledges that Purchaser makes no representations or warranties concerning the liquidity of the Shares or such Seller’s or such Principal’s ability to sell its Shares at a price it deems favorable.

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Section 4.23       Restrictive Legends. Each Seller and each Principal acknowledges that any certificate(s) representing the Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SEC OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR OTHER APPLICABLE EXEMPTION FROM APPLICABLE SECURITIES LAWS. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL TO THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

Section 4.24       No Commissions. No Seller has incurred any current or future obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

Section 4.25                      Taxes.

(a)               All Tax Returns with respect to each Seller or the Business required to be filed by such Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all material respects. All Taxes, due and owing by each Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)               Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller.

(d)               All deficiencies asserted, or assessments made, for Taxes against any Seller as a result of any examinations by any Governmental Authority have been fully paid.

Section 4.26       FDA Compliance.

(a)               Sellers are in material compliance with all applicable Laws and policies administered or enforced by the U.S. Food and Drug Administration (“FDA”). Sellers have operated and are in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA or any other applicable Governmental Authority. Sellers have not received notice of any pending or threatened Action from the FDA or any other applicable Governmental Authority alleging that any operation or activity of Sellers has been in violation of any applicable Law.

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(b)               Each Seller is in compliance in all material respects with all reporting requirements under applicable Laws, including, to the extent applicable to such Seller, medical device reports (as defined by 21 C.F.R. Part 803), reports of corrections and removals (as defined by 21 C.F.R. Part 806), and the reporting and recordkeeping requirements under the Quality System Regulation of the FDA.

(c)               No Seller has any material liability arising out of any injury to individuals or damage to property arising from any of such Seller’s products.

(d)               There is no Action by any Governmental Authority pending against any Seller or, to such Seller’s Knowledge, threatened against such Seller seeking the recall of any of such Seller’s products.

(e)               To each Seller’s Knowledge, there are no material adverse events associated with the use of such Seller’s products that such Seller is required to report to the FDA that have not been reported to the FDA by such Seller in accordance with applicable Law.

(f)                To each Sellers’ Knowledge, there are no set of facts: (i) which could reasonably be expected to furnish a basis for the recall, withdrawal, or suspension of any material product registration, product license, export license or other license, approval, or consent of any domestic or foreign Governmental Authority currently in effect with respect to such Seller or any of its commercial products; or (ii) which could reasonably be expected to furnish a basis for the recall, withdrawal, or suspension of any commercial product from the market, or the termination or suspension of any clinical testing of any commercial product.

(g)               To the extent applicable to each Seller, such Seller is in material compliance with all applicable Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority. Sellers have not made any untrue or fraudulent statements of material facts to the FDA, or in any records and documentation prepared or maintained to comply with the applicable Laws.

(h)               Neither Sellers nor any of their respective officers or directors have been convicted of any crime or to each Seller’s Knowledge engaged in any conduct that would reasonably be expected to result, or that resulted, in debarment, exclusion or disqualification by the FDA, and there are no Actions pending against Sellers or, to each Seller’s Knowledge, threatened against such Seller that reasonably might be expected to result in criminal or civil liability or debarment, exclusion, or disqualification of Sellers or any of their respective officers or directors by the FDA. Sellers have not been subject to any other enforcement action involving the FDA or any other Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending against Sellers or, to each Seller’s Knowledge, threatened in writing against such Seller. Neither Sellers nor, to each Seller’s Knowledge any of their respective officers, managers, or employees, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy, in each case against Sellers.

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(i)                 At the time of the Closing, each Seller’s AirocideTM, AiroClean420 and related products are manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by or on behalf of Sellers in compliance with, to the extent necessary for the sale of such products in healthcare facilities, an Emergency Use Authorization (“EUA”) pursuant to Section 564 of the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) and, to the extent applicable, counterpart regulations in all other countries where compliance is applicable.

(j)                 Sellers have worked with a qualified regulatory consultant to prepare the applicable medical device applications and submissions required for the manufacture and sale of the AirocideTM, AiroClean420 and related products to be cleared by the FDA for medical purposes under Section 510(k) of the FDCA. No such applications or submission have been filed. The manufacture and sale of the AirocideTM, AiroClean420 and related products are currently authorized by EUA pursuant to the FDCA.

Article V
Representations and warranties of Purchaser

Each of Parent and Purchaser represents and warrants to Sellers that the statements contained in this Section 4.26(a) are true and correct as of the Closing Date.

Section 5.01       Organization of Parent. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

Section 5.02       Organization of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York.

Section 5.03       Authority of Parent and Purchaser. Each of Parent and Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent or Purchaser of this Agreement and any other Transaction Document to which it is a party, the performance by Parent or Purchaser of its obligations hereunder and thereunder, and the consummation by Parent or Purchaser of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all requisite corporate action on the part of Parent and/or Purchaser, as applicable. This Agreement has been duly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution, and delivery by the Sellers) this Agreement constitutes a legal, valid, and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms. When each other Transaction Document to which Parent or Purchaser is or will be a party has been duly executed and delivered by Parent or Purchaser (assuming due authorization, execution, and delivery by each other party thereto), as applicable, such Transaction Document will constitute a legal and binding obligation of Parent or Purchaser, as applicable, enforceable against it in accordance with its terms.

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Section 5.04       No Conflicts; Consents. The execution, delivery, and performance by Parent or Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, or other organizational documents of Parent or Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Purchaser; or (c) require the consent, notice, or other action by any Person under any Contract to which Parent or Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 5.05       Legal Proceedings. There are no Actions pending or, to Purchaser’s or Parent’s Knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06       Shares. The Shares to be issued to the Sellers pursuant to this Agreement will be duly authorized and reserved for issuance and when issued in accordance with this Agreement, will be validly issued and outstanding, with good and marketable title to such Shares (subject to the legend referenced in Section 4.23), fully paid, and non-assessable and vest in the holder thereof free and clear of any restrictions on transfer and voting rights (other than any restrictions under applicable state or federal securities laws), Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

Section 5.07       No Commissions. Neither Parent nor Purchaser have incurred any current or future obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

Section 5.08       Access and Investigation; No Other Representations and Warranties; Non-Reliance. Purchaser has conducted, to its satisfaction, its own independent investigation of the Acquired Assets, the Business, Liabilities, operations, and prospects (financial or otherwise) of Sellers. Purchaser acknowledges that neither Sellers nor Principals have made or are making any representations or warranties, express or implied, regarding any Seller or any Principal, their respective assets, businesses, liabilities, operations, and prospects (financial or otherwise) or the subject matter of this Agreement and the Transaction Documents, except as contained in Article IV (as modified by the Schedules to this Agreement), the Transaction Documents, and the certificates executed and delivered by Sellers and Principals at Closing, all of which representations and warranties are only contractual in nature.

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Article VI
Covenants

Section 6.01       Rule 144. Each Seller and each Principal will not, and will cause his or its respective Affiliates not to, transfer any Shares to any Person if such transfer would be in violation of Rule 144 promulgated under the Securities Act, as currently in effect.

Section 6.02       Employment. Purchaser will offer employment to all of Sellers’ employees on substantially the same terms as such employees were employed by Seller prior to the Closing. Purchaser will employ such employees for at least one (1) year after the Closing; provided, however, that Purchaser will not be precluded from terminating any such employee’s employment for cause, including, but not limited to, such employee’s negligence, criminal activity or moral turpitude.

Section 6.03       Employment Agreements. Upon the Closing, (i) SH shall be employed by Purchaser pursuant to an employment agreement in substantially the form of Exhibit E hereto (the “SH Employment Agreement”) and (ii) JH3 shall be employed by Purchaser pursuant to an employment agreement in substantially the form of Exhibit F hereto (the “JH3 Employment Agreement”).

Section 6.04       Lease. Purchaser will lease the Building from the applicable Sellers pursuant to a lease agreement in substantially the form attached hereto as Exhibit H (the “Lease Agreement”).

Section 6.05       Approvals and Consents. Sellers, Principals, Parent, and Purchaser shall use commercially reasonable efforts to give all notices to, and obtain all consents from, any third parties to whom notice to, or a consent from, is required by Law or Contract.

Section 6.06       Books and Records.

(a)               In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Purchaser shall:

(i)                 allow Sellers to keep copies of Books and Records;

(ii)              retain the Books and Records (but only a copy of payroll and personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

(iii)            upon reasonable notice, afford each Seller’s Representatives reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such Books and Records.

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(b)         In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Sellers shall:

(i)                 retain any Books and Records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing which have not been provided to Purchaser; and

(ii)              upon reasonable notice, afford Purchaser’s Representatives reasonable access (including the right to make, at Purchaser’s expense, photocopies), during normal business hours, to such books and records.

(c)         Neither Purchaser nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.06 where such access would violate any Law.

Section 6.07       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), neither Party, nor any of their Affiliates, shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any announcement made in respect of this Agreement or the transactions contemplated hereby; provided that after the Closing, the Parent may make public announcements in respect of this Agreement and the transactions related thereto without the prior written consent of any other Party.

Section 6.08       Receivables. From and after the Closing, if any Seller or any of its Affiliates receives or collects any funds relating to any Acquired Asset, such Seller shall remit such funds to Purchaser within five (5) Business Days after its receipt thereof. From and after the Closing, if Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliate shall remit any such funds to the applicable Seller within five (5) Business Days after its receipt thereof.

Section 6.09       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers and/or Principals when due. Sellers and Principals shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

Section 6.10       Financial Statements.

Within 30 days of the Closing Date, Sellers will deliver to Purchaser final (i.e., not draft) (a) audited financial statements of KES S&T at fiscal year-end October 31 in each of the years 2019 and 2020; and (b) reviewed financial statements of KES S&T for the nine (9)-month period ending July 31, 2021 (the “Final Reviewed Financial Statements”).

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Section 6.11       Catalyst. Sellers and Principals hereby acknowledge that the ownership of the catalyst component of the Airocide products has been transferred from JJS to the Purchaser pursuant to the terms of this Agreement. Neither Sellers nor Principals shall disclose to any third party any information regarding the catalyst, including its ingredients or how it is manufactured or how it is used.

Section 6.12       Further Assurances. Following the Closing and at Purchaser’s sole cost and expense, each Seller shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably requested by Purchaser to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Article VII

Indemnification

Section 7.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Article IV shall survive the Closing and will expire and be of no further force or effect on and after twelve (12) months following the Closing Date; provided, however, that (i) the representations and warranties contained in Section 4.11 shall survive the Closing for a period of twenty-four (24) months and (ii) the Fundamental Reps shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02       Indemnification by the Sellers and the Principals.

(a)               Subject to the other terms and conditions of this Article VII, including Section 7.07, Sellers and Principals (severally in their applicable pro rata ownership percentage of Sellers, but not jointly) shall indemnify and defend each of Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, up to an amount equal to fifteen percent (15%) of the Purchase Price (the “Cap Amount”), incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i)                 any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(ii)              any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement, the other Transaction Documents, or any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(iii)            any Excluded Asset or any Liability of Sellers (including any Liabilities related to products sold by Sellers prior to the Closing) not expressly assumed by Purchaser pursuant to this Agreement or any Transaction Document; or

(iv)             any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets, or obligations of Sellers or any of their Affiliates (including the Business and the Acquired Assets) conducted, existing, or arising on or prior to the Closing Date.

(b)               Anything in this Agreement to the contrary notwithstanding, the indemnification provided by each Seller and the Principals for the inaccuracy in or breach of (or any facts or circumstances constituting any such inaccuracy or breach) of the Fundamental Reps, Fundamental Corporate Reps, Section 4.11, or a breach of Seller’s covenants contained in Article VI shall be joint and several.

(c)               From and after the Closing, the Purchaser Indemnitees will not have the right to be indemnified pursuant to the provisions contained in Section 7.02(a) unless and until the Purchaser Indemnitees (or any member thereof) have incurred on a cumulative basis aggregate Losses in an amount exceeding One Hundred Thousand Dollars ($100,000) (the “Basket Amount”), whereupon the Purchaser Indemnitees (or any member thereof) will be entitled to indemnification for all Losses incurred by the Purchaser Indemnitees (or any member thereof) in excess of the Basket Amount; provided, however, that the Basket Amount with respect to the inaccuracy or breach of (or any facts or circumstances constituting any such inaccuracy or breach) of the Fundamental Reps, the representations and warranties contained in Section 4.11, or a breach of Sellers’ covenants contained in Article VI shall be Fifty Thousand Dollars ($50,000).

Section 7.03       Parent and Purchaser Indemnification. Subject to the other terms and conditions of this Article VII, including Section 7.07, Parent and Purchaser shall indemnify and defend each Seller and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, up to an amount equal to the Cap Amount, incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any breach by Parent or Purchaser of its representations and warranties set forth in Section 5.06;

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(b)               any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Parent or Purchaser pursuant to this Agreement, the other Transaction Documents, or any certificate or instrument delivered by or on behalf of Parent or Purchaser pursuant to this Agreement;

(c)               any Liability of Sellers expressly assumed by Purchaser pursuant to this Agreement or any Transaction Document; or

(d)               any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets, or obligations of Purchaser or any of its Affiliates (including the Business and the Acquired Assets) after the Closing Date.

Section 7.04       Indemnification Procedures. The Party making a claim under this Article VII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)               Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are materially different from or additional to those available to the Indemnifying Party; or (B) there exists a legal conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.04(b), pay, compromise, defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from, or relating to such Third-Party Claim. Sellers and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably conditioned, delayed or withheld), provided, however, that no prior written consent of the Indemnified party will be required if such settlement (A) fully releases the Indemnified Party from further liability or other consequences and (B) involves only the payment of monetary damages for which the Indemnified Party is at the time entitled to indemnification for the full amount of Losses, and (C) the Indemnifying Party provides the Indemnified Party with evidence of the Indemnifying Party’s ability to pay such monetary damages.

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the amount of the Loss that has been sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.05       Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed.

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Section 7.06       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07       Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for which indemnification is available pursuant to this Article VII, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for covered by this Article VII. Nothing in this Article VII shall limit any Person’s right to seek and obtain any amount of indemnification or equitable relief or to seek any other remedy on account of any Party’s fraudulent, criminal, or intentional misconduct.

Article VIII
Miscellaneous

Section 8.01       Joint and Several Liability of the Sellers. Notwithstanding anything to the contrary contained herein, each Seller shall be jointly and severally liable for the undertakings, agreements, covenants and other obligations of each other Seller and each Principal under this Agreement, including, but not limited to the representations and warranties set forth in Article IV

Section 8.02       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.03       Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.03):

If to any Seller or any Principal:	3625 Kennesaw North Industrial Parkway Kennesaw, Georgia 30144 E-mail: jhayman@kesscience.com; shaymay@kesscience.com Attn: John J. Hayman, III and Scott Hayman
If to Purchaser or Parent:	SteriLumen, Inc., 8480 East Orchard Road, Suite 2400, Greenwood Village, Colorado 80111 E-mail: q@sterilumen.com; m.munn@sterilumen.com Attn: Keyoumars Saeed and Max Munn

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Section 8.04       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06       Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.07       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.08       No Third-party Beneficiaries. Except as provided in Article III, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09       Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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Section 8.10       Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). The Parties hereby consent to the concurrent exclusive jurisdiction of the courts of the State of Delaware and the United States courts located in New Castle County, Delaware in connection with any suit, action, or proceeding arising out of or relating in any manner to this Agreement, and each of the Parties further irrevocably agrees to waive any objection to the venue of any such suit or proceeding in either court, or to in personam jurisdiction providing that service is effective.

Section 8.11       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: JJS TECHNOLOGIES, LLC	PURCHASER AND PARENT: STERILUMEN, INC.
By: ______________________________ Name: John J. Hayman, III Title: Managing Member	By: _____________________________ Name: Keyoumars Saeed Title: Chief Executive Officer
APPLIED UV, INC. By: _____________________________ Name: Keyoumars Saeed Title: Chief Executive Officer

KES SCIENCE & TECHNOLOGY, INC. By: _____________________________ Name: John J. Hayman, III Title: President and Chief Executive Officer
PRINCIPALS: ________________________________ John J. Hayman Jr. ________________________________ John J. Hayman, III ________________________________ Scott Hayman

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EXHIBIT A

LIST OF ACQUIRED ASSETS

See attachment

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EXHIBIT B

ALLOCATION SCHEDULE

IRS Class	Description	Amount
Class I	Cash and Equivalents	$[________]
Class II	Securities	$[________]
Class III	Accounts Receivable	$[________]
Class IV	Inventory	$[________]
Class V	Other Tangible Assets	$[________]
Class VI	Intangible Assets	$[________]
Class VII	Goodwill and Going Concern	$[________]

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EXHIBIT C

FORM OF BILL OF SALE WITH ASSIGNMENT AND ASSUMPTION AGREEMENT

BILL OF SALE WITH ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale with Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of this [__] day of [__________], 2021, by and between JJS Technologies, LLC, a Georgia limited liability company (“JJS”), KES Science & Technology, Inc., a Georgia corporation (together with JJS, “Sellers”), and SteriLumen, Inc., a New York corporation (“Purchaser”). All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Asset Purchase Agreement described below.

RECITALS

WHEREAS, pursuant to an Asset Purchase Agreement dated as of [____________] [__], 2021 between Sellers, Purchaser, and Applied UV, Inc., a Delaware corporation (the “Asset Purchase Agreement”), Sellers have agreed to sell, and Purchaser has agreed to purchase, certain assets, business, property, and rights described in the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I. SALE AND ASSIGNMENT

1.01. Rights Conveyed. For and in consideration of the Purchase Price and other valuable consideration, receipt of which is hereby acknowledged, Sellers hereby sell, transfer, assign, deliver, and convey to Purchaser, its successors and assigns, to have and to hold forever, and Purchaser hereby assumes, acquires, and accepts all of Sellers’ right, title, and interest in the Acquired Assets.

ARTICLE II. MISCELLANEOUS

2.01. Successors and Assigns. This Agreement shall be binding upon and shall ensure to the benefit of the parties hereto and their respective successors, transferees, and assigns.

2.02. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: JJS TECHNOLOGIES, LLC	PURCHASER: STERILUMEN, INC.
By: ______________________________ Name: John J. Hayman, III Title: Managing Member	By: _____________________________ Name: Keyoumars Saeed Title: Chief Executive Officer

KES SCIENCE & TECHNOLOGY, INC. By: _____________________________ Name: John J. Hayman, III Title: President and Chief Executive Officer

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EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of the [__] day of [_________], 2021 between JJS Technologies, LLC, a Georgia limited liability company (“JJS”), KES Science & Technology, Inc., a Georgia corporation (together with JJS, “Assignors”), and SteriLumen, Inc., a New York corporation (“Assignee”). Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Assignors, the Assignee, and certain other parties have entered into an Asset Purchase Agreement dated the date hereof (the “Asset Purchase Agreement”), pursuant to which the Assignors have agreed to sell and transfer to Assignee all of their respective rights, titles, and interests in and to the Acquired Assets;

WHEREAS, pursuant to the Asset Purchase Agreement, all of the rights and benefits of the Assignors in and to the Acquired Assets have been sold, transferred, and assigned to the Assignee;

WHEREAS, the Acquired Assets include [___________________]; and

WHEREAS, the Assignors desire to assign all of their respective obligations under the Assigned Contracts and the Assignee desires to assume such obligations.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.      Assignors hereby irrevocably assign to Assignee, and Assignee hereby irrevocably accepts from Assignors, all of Assignors’ rights, title, benefits, and interests in and to the Assigned Contracts.

2.     Assignee hereby irrevocably agrees to assume and perform all of the obligations of the Assignors pursuant to the Assigned Contracts, in the same manner and to the same extent as if the Assignee were the original obligor or obligors thereunder.

3.     Each of the parties hereto hereby represents and warrants to the other as follows:

(a)                  The execution, delivery, and performance of this Agreement are within such party’s powers and have been duly authorized by all necessary limited liability company, corporate, or other action.

(b)                  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, regulatory body, or any other third party is required for the due execution, delivery, and performance by each party to this Agreement.

4.      This Agreement will be binding upon and will inure to the benefit of parties hereto and their respective successors and assigns.

5.      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

6.      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

7.      Any one or more of the provisions in this Agreement held to be invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, and unenforceability without affecting the validity, legality, and enforceability of the remaining provisions of this Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective duly authorized officers.

ASSIGNORS: JJS TECHNOLOGIES, LLC	ASSIGNEE: STERILUMEN, INC.
By: ______________________________ Name: John J. Hayman, III Title: Managing Member	By: _____________________________ Name: Keyoumars Saeed Title: Chief Executive Officer

KES SCIENCE & TECHNOLOGY, INC. By: _____________________________ Name: John J. Hayman, III Title: President and Chief Executive Officer

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EXHIBIT E

FORM OF SCOTT HAYMAN EMPLOYMENT AGREEMENT

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EXHIBIT F

FORM OF JOHN J. HAYMAN, III EMPLOYMENT AGREEMENT

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EXHIBIT G

ASSIGNED CONTRACTS

[__________]

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EXHIBIT H

FORM OF LEASE

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SCHEDULE 1

CURRENT LIABILITIES

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SCHEDULE 2

SHARE ISSUANCE INSTRUCTIONS

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SCHEDULE 4.03

Conflicts; Consents

46

SCHEDULE 4.04

Financial Statements

47

SCHEDULE 4.06

Undisclosed Liabilities

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SCHEDULE 4.11(a)

Intellectual Property

49

SCHEDULE 4.12

Insurance

50

SCHEDULE 4.13(b)

Contracts

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SCHEDULE 4.16(b)

Permits

52

SCHEDULE 4.17

Employee Benefit Programs

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